Seventh Amendment to Automatic YRT Reinsurance Agreement

("Seventh Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York (formerly IDS Life Insurance Company of New York) ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment to the Agreement ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1.[*]

2.[*]

3.For all plans and policies under the Agreement with issue dates on or after [*], Exhibit B.4, Jumbo Limits per Life, is revised as shown in the attached Exhibit B, and Article 2.1(d) Automatic Reinsurance is amended to read:

(d) the Jumbo Limit, as defined in Exhibit B - Plans Covered and Binding Limits, has not been exceeded, and

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Seventh Amendment is effective immediately upon execution by both of the undersigned parties. This Seventh Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-1